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Mudrick Capital Acquisition Corporation II

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On April 6, 2021, Michael Eisner and Jason Mudrick participated in an interview with Yahoo Finance’s Julie Hyman and Brian Sozzi regarding the proposed business combination between Mudrick Capital Acquisition Corporation II and Topps Intermediate Holdco, Inc. A transcript of the Yahoo Finance interview is produced below (the “Transcript”).

Video Transcript

Brian Sozzi: - Former longtime Disney chairman and CEO Michael Eisner is getting in on this SPAC boom. Eisner disclosed today that his firm, the Tornante Company, will merge its stake in trading card pioneer Topps into a SPAC, created by well-known investor Jason Mudrick of Mudrick Capital. The transaction will see the return of Topps to the public markets in a deal valued at $1.3 billion.

Michael Eisner and Jason Mudrick join “Yahoo Finance” now. Good morning to you both. Congratulations on the deal. Michael, I’ll start with you here. So you took Topps private in 2007 for $385 million. What do you see now as the right time to bring it back to public markets?

MICHAEL EISNER: I think we’re ready to go public. We’ve been running as a public company. We want a larger enterprise. Over the course of the 14 years, we’ve really solidified our management. We’re moving from a analog company to a digital company.

We have tremendous earnings, great revenue, great cash flow. We’ll be available to do M&A once we’re public. It just seemed like the right time. And we decided this before this boom in blockchain, which doesn’t hurt to say the least.

But we’re ready to go and we’re excited. Actually, Topps is exactly the same financially as Disney was when I went in 1984. So we should do 10% of Disney, as it’s done, that would be very good.

Brian Sozzi: - And then, Michael, where is the business today? How has it changed now compared to 2007?

MICHAEL EISNER: Well, it’s a different business. It was an analog business completely. It was a cardboard company business and a confection business. And we’re still a very strong confection business. It gives a great solidity to our earnings.

We’re not a company that’s selling flying cars. We’ve been around for 80 years. But we had to move into the digital space. Now we have instant gratification. Instead of sending out a cardboard card where the stats change every six months, they now change at every swing of the bat.

We’re a big international company. We have a relationship with the Bundesliga and the Champions League and UEFA around the world, all sorts of different kinds of licenses, and our own IP. And we’re just a bigger company.

And the time has come to take advantage and let the public join us. Being private 14 years, we had Madison Dearborn as our private equity partner. They have to exit for their own clients. And we did it in a situation which was flexible, quickly.

We didn’t want to burden our management with an endless process of a regular IPO. We were lucky that we were now affiliated with Jason Mudrick, who will add sophistication in the capital market for us. And we’re not a Lumina. We’re not Snap. We don’t have an infinite PE.

But we’re strong. And we do look to the future with blockchain, which will give us the ability to participate in the secondary market. Right now, we distribute our cards— our analog cards, and even our digital cards— but mostly our analog cards— in the market where we only participate in that first sale. But now we’ll be able to participate in the second sale and the third sale, which is of course much greater as long as we keep what we deliver less of the demand for it in the primary market.

Julie Hyman:- Well, so far that strategy seems to have worked well. One of our producers, who is a fan of the genre, is talking about the huge demand that we have seen over the past few years. Let’s bring in Jason now.

Jason, you are known for a number of different things. One of them is distressed investments, which it doesn’t look like that this is an example of that. So I’m curious what drew you to Topps. Was it the opportunity to work with a legendary CEO like Michael? Was it the product itself? What was it that got you connected here?

JASON MUDRICK: Yeah, look, this is not a distressed company by any means. We looked at a lot of opportunities. What really drew us to the Topps opportunity was the power of the brand. When we heard that Topps was looking to go public, the first thing I did was run home and dig out all my old baseball cards, which were in shoe boxes buried back in old shelves.

And all the guys I work with here did the same thing. And we found ourselves sitting around the table the following day telling stories from 30 and 40 years ago. And it just got me thinking that the hundreds of companies that we look at every year, you rarely find a brand that has that powerful of an emotional connection with their consumers.

And I really can’t think of any. I mean, Michael refers to the feeling he had when he joined Disney. I thought about Coca-Cola. But the Topps brand, the power that it has is on the same level as multibillion dollar companies. And this is a $500 million revenue company, so an incredibly leveraged brand.

You mentioned the management team and the sponsor. Being able to work with somebody as iconic as Michael Eisner, it was very attractive to us. This is one of the best management teams that we’ve ever had the pleasure of getting to know.

And probably the most important thing for us is we’re value investors. And we did look at electronic vehicle companies. We looked at flying car companies. We couldn’t wrap our heads around pre-revenue situations where the valuation was just justified by future projections that looked like a hockey stick.

This is a company that did over half a billion in revenues last year. That was up 20% year over year. Revenues are projected to grow another 20% this year. It does mid-teens EBITDA margins, generates a tremendous amount of cash flow.

So you can really underwrite this investment based on current financial performance and not future performance. And the current financial performance justifies the valuation. And then we get the continued move to digital for free. And we get the NFT for free. And that was particularly compelling to us.

Myles Udland: - Yeah, but, Jason along those lines, thinking about the SPAC structure and the role it’s played in capital markets over the last really six months or so-- you’re outlining here, I guess, when SPACs are positive. And how do you see SPAC as a beneficial structure for companies rather than direct listing or traditional IPO or selling to private equity, and how this contrasts certainly with some of that other— those names you made reference to in the direction of those other kind of SPAC companies that have come public on very much pie in the sky projections, let’s call them?

JASON MUDRICK: Yeah, look, not all SPAC deals are the same. We looked at a lot of them. We think this is an exceptional company. In terms of why SPAC, this was not very distracting for management. It’s a much quicker path to being a public company. So there’s just a lot of reasons why this makes sense for Michael and for the company.

And for us, when we found Topps, for all the reasons I mentioned earlier, we’re not required to invest in the deal. SPAC managers receive effectively a promote. We receive founder shares if we can effectuate a deal.

But what’s very unique about this situation is we’re so excited about the opportunity, we’ve committed $100 million via the pipe into the equity, at $10.15 a share, which is the same price as everyone else. And again, we’re not required to do that. It will make us the second largest shareholder behind Michael. And Michael’s not selling a share in the deal. So all of that, I think, makes this a very differentiated deal vis a vis some of the other SPACs that you may be referring to.

Brian Sozzi: - Michael, when will you launch NFTs?

MICHAEL EISNER: We launched them a year ago. We did an experiment with Garbage Pail Kids, which was our own IP, because we wanted to do it with something that wasn’t a licensed product if it didn’t work. They sold out immediately. We just put out “Godzilla versus Kong,” which is a big hit movie that came out over the weekend. It sold out instantly.*

We’ve been working on this a long time. We will be launching more of them with baseball, with Formula One, with the Bundesliga, with the Champions League.** We are really into it. And we were into it before it became a fashion.

We’re into it because, as I said before, we want to participate in new technologies, secondary markets, and all the rest. We also want to make Topps a company that appeals to teenagers as well as kids, with the analog product at Walmart and Target and everybody else. So we’re looking at all sorts of things.

We have the digital cards, not the blockchain, for about a decade. And that has been extremely popular. For instance, in baseball, we have a thing called BUNT, which is a digital card. It may have four sides instead of two. It may have video. It may have also some video effects on it.

We’ve done things where we have contemporary artists put out art on top of a card, like a Mickey Mantle card from the past, and bring a new creativity to it. So we’re a creative company. And we’re a well-run business. So between the two of them, we hope to keep moving forward.

To me, it’s interesting. And when you mentioned the distressed company, I have a lot of friends that I grew up with in are in distressed situations. They’re really smart. They’re not just doing distressed products. They understand the markets. So we’re happy to have Jason and his company helping us, work with us, going forward.

Julie Hyman: - Michael, I can’t resist asking you a bit about Disney. First of all, I’m curious if you’re still a shareholder. Second of all, your successor Bob Iger, not lasting as CEO quite as long as you did. I think your tenure was 20 years. And he’s topping out around 15 perhaps. But how do you think the company has done? How do you think they’ve done, especially navigating the pandemic, and now pushing further into streaming and beyond?

MICHAEL EISNER: Well, I talked to Bob recently. I think the two of us together have managed the Disney Company for a quarter of its life. Between ABC, which is now part of Disney, and being CEO, I was there 31 years. He is about the same, or maybe a little bit less.

I think he did a great job. The management that was there when I left is the same management, basically, that is still there— top management. Bob Chapek is an excellent CEO following Bob. Yes, I am a shareholder and a very happy shareholder.

I think their acquisition of Pixar was very smart. He was able to do what I couldn’t get done with Steve Jobs, and then Marvel of course and “Star Wars.” So I think they’re in good shape. Shanghai Disneyland, Tokyo Disneyland, Hong Kong Disneyland, Disneyland Paris, Walt Disney World, the whole thing has that flavor of emotional connection the way Topps does.

When somebody tells you about Topps, they tell you about their mother threw out the cards that were under the bed. Somebody talks about their brother putting their Mickey Mantle ‘52 in the spikes of his bicycle and then running over a puddle. These are the same kinds of things I hear about, oh, I went to Disneyland as a kid and my mother took me to Disneyland and I loved it, and then I took my kids.

This kind of Proustian remembrances of things past— and when I say that, my wife says that’s pretentious. But it’s true. And I think that that emotional connection between these two companies is unique.

So I feel as though having— you know, I’ve always worked at companies where I have fun and it’s an emotional connection to my life. I worked at ABC. I worked at Paramount. I worked for a long time at Disney and now Topps.

All of these companies are not curing a disease. They are having fun and being creative. And that’s-- I don’t know. I’m stuck in that route.

Brian Sozzi: - Michael, you got me reflecting a bit. I still remember when you would introduce Disney movies. That’s certainly part of my childhood. And I’m looking forward to going to Disney with my nieces at some point soon after the pandemic. But again, congrats on this deal. Michael Eisner and Jason Mudrick, good to see you both this morning.

MICHAEL EISNER: Thank you.

JASON MUDRICK: Thank you.

*Correction: In the foregoing Transcript, Mr. Eisner mistakenly noted that Topps created a non-fungible digital token (“NFT”) for “Godzilla vs. Kong.” Such NFT was created for Godzilla, not Godzilla vs. Kong.

**Correction: In the foregoing Transcript, Mr. Eisner mistakenly noted that Topps has the right to produce NFTs for F1. However, Topps does not currently have the right to produce NFTs for F1.

Introductory Note

Mudrick Capital Acquisition Corporation II (“MUDS”) entered into an Agreement and Plan of Merger, dated as of April 6, 2021 and amended on May 10, 2021 (the “Merger Agreement”), by and among MUDS, Titan Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of MUDS (“First Merger Sub”), Titan Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of MUDS (“Second Merger Sub”), Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), and Tornante-MDP Joe Holding LLC, a Delaware limited liability company and the sole stockholder of the Company (“Holdings”).

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”), pursuant to which (i) First Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the merger (the “First Merger”) and (ii) Second Merger Sub will merge with and into the surviving corporation in the First Merger, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

The proposed Business Combination is expected to be consummated after the required approval by the stockholders of MUDS and the satisfaction of certain other conditions.

Cautionary Language Regarding Forward-Looking Statements

This Transcript includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements may include estimated financial information, including with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of MUDS, the Company or the combined company after completion of the proposed Business Combination, and are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could result in the proposed Business Combination not being completed at all or on the expected timeline, including as a result of the termination of the Merger Agreement or the failure to obtain approval of MUDS’ stockholders or other conditions to closing in the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against MUDS or the Company or any of their respective directors or officers, following the announcement of the proposed Business Combination; (3) the ability to meet applicable NASDAQ listing standards; (4) the risk that the proposed business combination disrupts current plans and operations of the Company’s business as a result of the announcement and consummation of the proposed Business Combination; (5) the inability to complete the PIPE Investment; (6) changes in domestic and foreign business, market, financial, political and legal conditions; (7) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed Business Combination; (9) changes in applicable laws or regulations; (10) the impact of the global COVID-19 pandemic on any of the foregoing risks; and (11) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and

Exchange Commission (the “SEC”) by MUDS. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MUDS and the Company undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements in this Transcript speak as of the date of its filing. Although MUDS may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so whether as a result of new information, future events, changes in assumptions or otherwise except as required by applicable securities laws.

No Offer or Solicitation

This Transcript shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This Transcript shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Additional Information About the Proposed Business Combination and Where to Find It

This Transcript is being made in respect of the proposed Business Combination involving MUDS and the Company, MUDS filed preliminary proxy statements relating to the proposed Business Combination with the SEC on May 12, 2021 as amended on May 13, 2021 and June 22, 2021. This Transcript does not contain all the information that should be considered concerning the Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. MUDS’ stockholders and other interested persons are advised to read the preliminary proxy statements, any amendments thereto and, when available, the definitive proxy statement and any other documents filed, in connection with MUDS’ solicitation of proxies for its special meeting of stockholders to be held to approve the proposed Business Combination and other matters, as these materials will contain important information about MUDS, the Company and the proposed Business Combination.

When available, the definitive proxy statement and other relevant materials for the proposed Business Combination will be mailed to stockholders of MUDS as of the record date to be established for voting on the proposed Business Combination. Stockholders of MUDS will also be able to obtain copies of the proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at sec.report. In addition, the documents filed by MUDS may be obtained free of charge from MUDS by directing a request to: Mudrick Capital Acquisition Corporation II, 527 Madison Avenue, Sixth Floor, New York, New York 10022.

Participants in the Solicitation

MUDS, the Company and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from MUDS’ stockholders in connection with the proposed Business Combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of MUDS’ stockholders in connection with the proposed Business Combination will be set forth in MUDS’ proxy statement when it is filed with the SEC. You can find more information about MUDS’ directors and executive officers in MUDS’ Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, which was filed with the SEC on May 10, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in MUDS’ preliminary and definitive proxy statement when it becomes available. Stockholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.